Exhibit 4.1

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of November 23, 2009 (the “Supplemental Indenture”), among Norcraft Holdings, L.P., a Delaware limited partnership (the “Issuer”), Norcraft Capital Corp., a Delaware corporation (the “Co-Issuer”, and together with the Issuer, the “Co-Issuers”) and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Co-Issuers and the Trustee have previously become parties to an Indenture, dated as of August 17, 2004 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Co-Issuers’ Senior 9 3/4% Senior Discount Notes due 2012 (the “Notes”);

WHEREAS, the Co-Issuers propose to amend the Indenture as contemplated by this Supplemental Indenture (such amendments, collectively, the “Proposed Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Co-Issuers and the Trustee may amend or supplement the Indenture as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated November 17, 2009 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”), the Co-Issuers have obtained the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes to the Proposed Amendments;

WHEREAS, the Co-Issuers have done all things necessary to make this Supplemental Indenture a valid agreement of the Co-Issuers in accordance with the terms of the Indenture and have satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.07, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Proposed Amendments, the Co-Issuers agree with the Trustee as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1 Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Indenture.

1.2 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.

1.3 Successors. All agreements of the Co-Issuers in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

1.4. Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

1.5 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, such required or deemed provision shall control.

1.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.7 Governing Law. This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

1.8 Reference to and Effect on the Indenture.

(a) On and after the Operative Date (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b) Except as specifically amended by this Supplemental Indenture on the Operative Date, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

ARTICLE II

AMENDMENTS OF THE INDENTURE

2.1 Amendment to Indenture. Following the execution and delivery by the Co-Issuers and the Trustee of this Supplemental Indenture, the terms hereof shall become operative on the date (the “Operative Date”) the Issuer has paid the Consent Payment (as defined in the Consent Solicitation Statement) in accordance with and as contemplated by the Consent Solicitation Statement.

2.2 Amendment of Section 4.10(b)(10). As of the Operative Date, Section 4.10(b)(10) is hereby amended to read in its entirety as follows:

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (2) or (3) above or Section 4.25;

2.3 Amendment of Article IV. As of the Operative Date, Article IV is hereby amended by adding the following section after Section 4.24:

Section 4.25 Permitted Refinancing Transactions.

(a) Notwithstanding anything in this Indenture to the contrary, including, without limitation, any of the covenants set forth in Section 4.10, 4.11, 4.12, 4.14 or 4.15, Norcraft Intermediate Holdings, L.P., Norcraft Companies, L.P. and/or any Subsidiary of Norcraft Companies, L.P. that is a Restricted Subsidiary, shall be permitted to (i) incur additional Indebtedness in an aggregate principal amount in excess of the Indebtedness otherwise permitted to be incurred pursuant to Section 4.10, (ii) create Liens securing obligations in respect of such Indebtedness and (iii) impose restrictions of the type set forth in clauses (a) through (c) of Section 4.15 on the Issuer’s Restricted Subsidiaries under the agreements relating to such Indebtedness; provided that:

(1) all of the net proceeds from any Indebtedness incurred in reliance upon this Section 4.25(a) shall immediately be distributed (whether by dividend, distribution, advance or otherwise) to the Issuer by Norcraft Intermediate Holdings, L.P. or Norcraft Companies, L.P. and immediately be deposited by the Issuer in accordance with clause (4) below;

(2) simultaneously with the distribution of the net proceeds to the Issuer referred to in clause (1) above, the Issuer shall deliver to the Trustee a certificate of an Officer of the Issuer, stating that neither the incurrence of such Indebtedness nor the distribution of the net proceeds thereof in accordance with clause (1) above shall, to the knowledge of such Officer after reasonable investigation, (x) violate, conflict with or constitute a breach of any of the terms or provisions of, or a default under, an agreement, covenant or condition contained in any bond, debenture, note, indenture, mortgage, deed of trust, loan or credit agreement to which the Issuer, Norcraft Intermediate Holdings, L.P., Norcraft Companies, L.P. or any Restricted Subsidiary of Norcraft Companies, L.P. is a party or by which the Issuer, Norcraft Intermediate Holdings, L.P., Norcraft Companies, L.P. or any Restricted Subsidiary of Norcraft Companies, L.P. is bound or to which any of their material assets or properties is subject or (y) violate any law, statute, rule or regulation applicable to the Issuer, Norcraft Intermediate Holdings, L.P., Norcraft Companies, L.P. or any Restricted Subsidiary of Norcraft Companies, L.P. or any of their material assets or properties;

(3) such net proceeds shall be used to redeem, repurchase, acquire, defease or discharge Notes within 90 days of the incurrence of such Indebtedness;

(4) during such 90-day period and prior to any such redemption, repurchase, acquisition, defeasance or discharge, the Issuer shall deposit such net proceeds with an escrow agent reasonably satisfactory to the Trustee pursuant to an escrow agreement in form and substance reasonably satisfactory to the Trustee, which, for the avoidance of doubt, shall provide that any such net proceeds shall be released from escrow solely to redeem, repurchase, acquire, defease or discharge Notes; and

(5) any Notes repurchased or acquired with the net proceeds of Indebtedness incurred in reliance upon this Section 4.25(a) shall be cancelled and not subject to reissuance.

(b) Notwithstanding anything in this Indenture to the contrary, including, without limitation, any of the covenants set forth in Section 4.10, 4.11, 4.12, 4.14 or 4.15, Norcraft Holdings, L.P. shall be permitted to (i) incur additional Indebtedness in an aggregate principal amount in excess of the Indebtedness otherwise permitted to be incurred pursuant to Section 4.10, (ii) create Liens securing obligations in respect of such Indebtedness and (iii) impose restrictions of the type set forth in clauses (a) through (c) of Section 4.15 on the Issuer’s Restricted Subsidiaries under the agreements relating to such Indebtedness; provided that:

(1) all of the net proceeds from any Indebtedness incurred in reliance on this Section 4.25(b) shall be used to redeem, repurchase, acquire, defease or discharge Notes within 90 days of the incurrence of such Indebtedness;

(2) during such 90-day period and prior to any such redemption, repurchase, acquisition, defeasance or discharge the Issuer shall deposit such net proceeds with an escrow agent reasonably satisfactory to the Trustee pursuant to an escrow agreement in form and substance reasonably satisfactory to the Trustee, which, for the avoidance of doubt, shall provide that any such net proceeds shall be released from escrow solely to redeem, repurchase, acquire, defease or discharge Notes; and

(3) any Notes repurchased or acquired with the net proceeds of Indebtedness incurred in reliance upon this Section 4.25(b) shall be cancelled and not subject to reissuance.

(c) It is understood and agreed that the Consolidated Interest Expense related to any Indebtedness incurred in reliance upon this Section 4.25 shall be disregarded for purposes of determining whether Indebtedness may be incurred in reliance upon Section 4.10(a) concurrently with incurring Indebtedness in reliance upon this Section 4.25.

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This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

NORCRAFT HOLDINGS, L.P.

By:	Norcraft GP, L.L.C., its General Partner

By:	/s/ LEIGH GINTER
Name:	Leigh Ginter
Title:	Chief Financial Officer

NORCRAFT CAPITAL CORP.

By:	/s/ LEIGH GINTER
Name:	Leigh Ginter
Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By	/s/ RICHARD PROKOSCH
Name:	Richard Prokosch
Title:	Vice President